BIOFIELD SIGNS MASTER LICENSE AGREEMENT WITH THE MACKAY GROUP TO DISTRIBUTE, MANUFACTURE, DEVELOP AND COMMERCIALIZE THE BIOFIELD BREAST CANCER DIAGNOSTIC SYSTEM (BDS), AND AT SIGNING RECEIVES INITIAL $150,000 UPFRONT PAYMENT TOWARDS THE TOTAL $1,000,000 LICENSING FEE DUE FROM THE MACKAY GROUP

PHILADELPHIA, July 30, 2007 -- Biofield Corp. (OTC Bulletin Board: BZET), announced today that on July 27, 2007 it signed a master license agreement granting the MacKay Group Limited (MKG) an exclusive, sublicensable royalty-bearing license to, among things, distribute, manufacture, develop, and otherwise commercialize Biofield’s breast cancer technology worldwide.  Under the Agreement, MKG assumes from Biofield the sole responsibility and expense to market, manufacture, further technically and clinically develop, and otherwise commercialize the technology.  In addition, MKG assumes from Biofield the sole responsibility and expense to secure additional regulatory approvals and to conduct additional clinical trials and R&D.  MKG will further make commercially reasonable efforts to further develop the technology for screening, as opposed to purely diagnostic, purposes and for cancers other than breast cancer.

In return for the exclusive worldwide license, MKG will pay Biofield the following royalties based on gross receipts received by MKG and its affiliates (as defined in the Agreement) in connection with Biofield’s technology: 10% of gross receipts up to US$100 million, 7.5% of gross receipts from US$100,000,001 to US$200 million, and 5.0% of gross receipts over $200 million. MKG must pay minimum royalties in the amount of US$3 million per year beginning 12 months after regulatory approval in China and the first commercial sale of the next prototype of the Biofield Diagnostic Device in China (the “China Launch Date”). The initial $3 million minimal royalty payment shall increase to US$6 million per year one year after the China Launch Date and shall thereafter increase by 10% each year for all subsequent years of the Agreement.

In addition to royalties, MKG will pay Biofield US$1 million in licensing fees, $150,000 of which MKG already paid in connection with the execution of the Agreement, the balance to be paid upon the China Launch Date.

The term of the Agreement is 10 years with automatic renewals for additional 10 year terms unless terminated by one of the parties pursuant to the terms of the Agreement.

A copy of the Master License Agreement will be attached to Biofield’s upcoming Form 8-K.

MKG has strategic relationships with government, technology, manufacturing, healthcare, and/or other representatives in Asia, Europe, Africa, the Middle East, and Latin America.  Over the past several months, it has worked with leading government, healthcare, clinical, distribution, and/or manufacturing representatives from mainland China, India, Japan, the Philippines, and Hong Kong, among other markets, in connection with Biofield’s breast cancer technology.  It has received interest, not only with regard to the purchase of devices and sensors, but also in incorporating Biofield’s technology into certain national and local breast cancer programs and in further developing the technology and conducting the clinical trials needed for screening and for cancers other than breast cancer. Currently, Biofield’s technology is only approved through its CE Mark as an adjunct diagnostic device.

Biofield intends to use the $150,000 received last week from MKG to, inter alia, help complete required financial audits and SEC filings, to complete the regulatory audits of its new office in King of Prussia, Pennsylvania and to further the development of the new generation device.  Previously, MKG advanced $75,000 to Biofield to, among other things, engage new auditors and securities counsel to help bring Biofield’s regulatory filings current, to move the contents of Biofield’s former facility in Alpharetta, Georgia to its new King of Prussia office, and to set up demonstrations in China, the Philippines, and Mexico.

About Biofield Corp.

Biofield Corp., a medical technology company, engages in the development and provision of non-invasive diagnostic medical devices to assist in detecting breast cancer. It offers Biofield Diagnostic System, a breast cancer diagnostic device, which employs single-use sensors to measure and analyze changes in cellular electrical charge distributions associated with the development of epithelial cancers, such as breast, ovaries, skin, prostate, and colon cancers. The company's device is intended for palpable breast lesions, in women under 55 years of age. For more information, go to http://www.biofield.com

About The MacKay Group Limited

The MacKay Group is a Hong Kong corporation which has built strategic relationships with government, industry, funding, technology, and other representatives in mainland China, Hong Kong, Macau, the Philippines, Japan, and other parts of Asia; Europe; Africa; the Middle East; Latin America; and North America, and utilizes those strategic relationships to, among other things, help develop, market, distribute, manufacture, and otherwise commercialized advanced technology in global markets. James MacKay is the chairman of the MacKay Group. On or about March 30, 2006, the MacKay Group entered into certain transactions with Biofield’s former chairman, CEO, and significant shareholder, Dr. David Long, and his family and affiliates, which would effectively result in the MacKay Group’s ownership of 51% of Biofield’s shares. For more information about the MacKay Group, the transactions, and its relationship to and ownership with respect to Biofield Corp., see Biofield Corp.'s Form 8-K dated April 6, 2006 and attached exhibits, available at

http://www.sec.gov/Archives/edgar/data/1007018/000112178106000066/0001121781-06-000066-index.htm , as well as other related SEC filings.

SAFE HARBOR STATEMENT: Certain statements made in this press release should be considered forward-looking and subject to various risks and uncertainties. Such forward-

looking statements are based on management's belief, as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipates," "appears," "expects," "should," "may," or words of similar import. Similarly, statements that describe the company's future plans, objectives, estimates or goals are also forward-looking statements. Such statements may address future events and conditions concerning, among other matters, (i) the ability of the company to obtain sufficient funding in order to maintain operations, complete its FDA application and have its equipment manufactured and (ii) the granting of approval by the FDA of the company's Breast Proliferation Detection System, which may not occur or, if it does, may not be timely. Additional factors which should be considered are set forth in the company's Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB. Copies of such documents can be obtained from the EDGAR database Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov/edgarhp.htm. The company undertakes no obligation to release publicly the results of any revisions to its forward-looking statements that may be made in this press release to reflect events or circumstances occurring after the date of this press release.

CONTACT:

Biofield Corp.

Michael J Antonoplos, Interim CEO

E-mail:

ir@biofield.com

Tel:

+1 610 608 9300